Byline Bancorp, Inc. Appoints Brian F. Doran as General Counsel

Chicago, IL, January 21, 2025 – Byline Bancorp, Inc. (NYSE: BY) announced today that Brian F. Doran has joined the Company and Byline Bank as Executive Vice President, General Counsel. Mr. Doran will be responsible for leading the company’s overall legal function and corporate governance initiatives while providing operational and strategic support to the organization and its Board of Directors.

Roberto R. Herencia, Executive Chairman and Chief Executive Officer of Byline Bancorp, Inc., stated, “Brian is an accomplished executive with an outstanding legal background. The breadth and depth of his expertise will be a great asset to Byline.”

“We are excited to welcome Brian. He brings a tenure of experience with a proven track record as a strong leader. I am confident that he will be a valuable contributor as we continue to execute our strategy of becoming the preeminent commercial bank in Chicago,” said Alberto J. Paracchini, President of Byline Bancorp, Inc.

About Brian F. Doran

Mr. Doran brings more than 35 years of legal experience to Byline. Mr. Doran was most recently Executive Vice President, General Counsel of Republic First Bank where he supported management and regulatory agencies in the orderly closing of the bank and the transition of its assets to Fulton Bank. Prior to joining Republic First Bank, Mr. Doran was Executive Vice President, General Counsel and Corporate Secretary as well as Chief Administrative Officer at Investors Bancorp, Inc., where he helped achieve sustainable growth while remediating regulatory and compliance issues. Before Investors Bancorp, Inc., Mr. Doran held senior legal and business positions at Banco Popular North America for 16 years, overseeing a team of more than 400 direct and indirect reports while facilitating two multi-billion dollar acquisitions. Mr. Doran was also previously a Partner at McConnell Valdes LLC, and an Associate with Jones, Day, Reavis & Pogue. Mr. Doran is currently a Board Member of the Sisters of Charity Housing Development Corporation and is professionally associated with the American Bar Association, the New York State Bar Association, the New York City Bar Association and the Pennsylvania Bar Association. Mr. Doran received a Bachelor of Arts Degree in Journalism from Marquette University and a Juris Doctor degree from St. John’s (NY) University School of Law.

About Byline Bancorp, Inc.

Headquartered in Chicago, Byline Bancorp, Inc. (NYSE: BY) is the parent company of Byline Bank, a full service commercial bank serving small- and medium-sized businesses, financial sponsors, and consumers. Byline Bank has approximately $9.4 billion in assets and operates 46 branch locations throughout the Chicago and Milwaukee metropolitan areas. Byline Bank offers a wide range of commercial and retail banking products and services including small ticket equipment leasing solutions and is a top Small Business Administration lender in the United States.

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Contacts:

Investors / Media:

Brooks Rennie

Investor Relations Director

(312) 660-5805

brennie@bylinebank.com